As filed with the Securities and Exchange Commission on May 15, 2020.

Registration No. 333-161488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOST HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	53-0085950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4747 Bethesda Avenue, Suite 1300

Bethesda, Maryland 20814

(240) 744-1000

(Address of Principal Executive Offices, including Zip Code)

HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

(Full title of the plan)

Julie P. Aslaksen

Executive Vice President, General Counsel and Secretary

Host Hotels & Resorts, Inc.

4747 Bethesda Avenue, Suite 1300

Bethesda, Maryland 20814

(Name and address of agent for service)

(240) 744-1000

(Telephone number, including area code, of agent for service)

Copies to:

Joel H. Trotter

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington, DC 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-161488) (the “Registration Statement”) of Host Hotels & Resorts, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on August 21, 2009. The Registration Statement registered 25,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (the “2009 Plan”), an additional 537,350 shares of Common Stock to be issued pursuant to the 2009 Plan in connection with the Company’s 2009 stock dividend, and an indeterminate number of additional shares that may be issued under the 2009 Plan as a result of any further stock split, stock dividend, recapitalization or other similar adjustment of the Common Stock (collectively, the “Shares”).

On March 4, 2020, the Board of Directors of the Company approved the Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan (the “2020 Plan”), subject to stockholder approval, and on May 15, 2020 the Company’s stockholders approved the 2020 Plan. The 2020 Plan is an amendment and restatement of the 2009 Plan that, among other things, extends the term of the 2009 Plan until March 4, 2030.

The purpose of this Post-Effective Amendment No. 1 is to amend the Registration Statement to reflect that, as of May 15, 2020, the Shares will be issued pursuant to the 2020 Plan. No additional securities are being registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Company are incorporated herein by reference:

(a)

the Company’s and Host Hotels  & Resorts, L.P.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February  25, 2020 (including information specifically incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2020);

(b)	the Company’s and Host Hotels & Resorts, L.P.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 8, 2020;

(c)	The Company’s and Host Hotels & Resorts, L.P.’s Current Reports on Form 8-K filed on February 11, 2020 and March 20, 2020; and

(d)	The description of the Company’s common stock included in Registration Statement on Form 8-A, as amended, of HMC Merger Corporation, filed November 18, 1998 (as amended on December 28, 1998).

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the Registration Statement and to be part of the Registration Statement from the date of the filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Company’s Charter provides that the Company, to the maximum extent permitted by Maryland law, shall indemnify (i) its directors and officers and (ii) other employees and agents. The Company’s Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Company who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. The Company’s Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director of officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, the Company is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written statement by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met.

The Company has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding (other than one initiated by or on behalf of the Company) to which such person became subject by reason of his or her status as a present or former director, trustee, officer, employee or agent of the Company or any other corporation or enterprise for which such person is or was serving at the Company’s request. In addition, the indemnification agreement requires the Company to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding that is brought by or on behalf of the Company. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires the Company to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Company.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Composite Charter of Host Hotels & Resorts, Inc., dated July 18, 2016 (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc. Registration Statement on Form S-8 (SEC File No. 333-212569) filed on July 18, 2016).

4.2	Amended and Restated Bylaws of Host Hotels & Resorts, Inc., effective November 21, 2016 (incorporated by reference to Exhibit 3.1 of Host Hotels & Resorts, Inc.’s and Host Hotels & Resorts, L.P.’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed on May 2, 2017).

5.1*	Opinion of Venable LLP, as to the legality of the securities being registered.

10.1	Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Award Plan (incorporated by reference to Appendix A to the Host Hotels & Resorts, Inc. Definitive Proxy Statement on Schedule 14A, filed on April 3, 2020).

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included in the signature page hereto).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2020.

HOST HOTELS & RESORTS, INC.

By:	/s/ Brian G. Macnamara
Name:	Brian G. Macnamara
Title:	Senior Vice President, Principal Financial Officer, Treasurer, Corporate Controller

POWER OF ATTORNEY

We, the undersigned directors and officers of Host Hotels & Resorts, Inc., do hereby constitute and appoint Julie Aslaksen and Brian G. Macnamara, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James F. Risoleo	President, Chief Executive Officer and Director	May 15, 2020
James F. Risoleo	(Principal Executive Officer)

/s/ Brian G. Macnamara	Senior Vice President, Principal Financial	May 15, 2020
Brian G. Macnamara	Officer, Treasurer, Corporate Controller (Principal Accounting Officer)

Signature	Title	Date

/s/ Richard E. Marriott	Chairman of the Board of Directors	May 15, 2020
Richard E. Marriott

/s/ Mary L. Baglivo	Director	May 15, 2020
Mary L. Baglivo

/s/ Sheila C. Bair	Director	May 15, 2020
Sheila C. Bair

/s/ Sandeep L. Mathrani	Director	May 15, 2020
Sandeep L. Mathrani

/s/ John B. Morse, Jr.	Director	May 15, 2020
John B. Morse, Jr.

/s/ Mary Hogan Preusse	Director	May 15, 2020
Mary Hogan Preusse

/s/ Walter C. Rakowich	Director	May 15, 2020
Walter C. Rakowich

/s/ Gordon H. Smith	Director	May 15, 2020
Gordon H. Smith

/s/ A. William Stein	Director	May 15, 2020
A. William Stein